Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

We have issued our reports dated September 13, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of SWS Group, Inc. on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of the aforementioned reports in the Registration Statement of SWS Group, Inc. on Form S-8 (File No. 33-104446).

GRANT THORNTON LLP

September 13, 2006

Dallas, Texas